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                 CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-30765 of Morgan Stanley Dean Witter Fund of Funds (the "Fund"), comprising, respectively, the International Portfolio and the Domestic Portfolio (the "Portfolios"), on Form N-1A of our report dated November 9, 2000, appearing in the Statement of Additional Information and incorporated by reference in the Prospectus, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Auditors" and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
November 27, 2000